Exhibit 10.2
Form of Employment Agreement

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective the 20th day of October, 2009, between Apollo Entertainment Group, Inc., a Florida corporation ("Employer") and Sigfried M. Klein, ("Employee").

         It is agreed as follows:

         1. Employment. Employer employs Employee, and Employee accepts employment, upon the terms and conditions set forth in this Agreement.

         2. Term. This Agreement begins on October 20th, 2009, and continues until terminated by, either party in compliance with this Agreement's provisions governing termination.

         3. Compensation.

                  a. Salary. Employer will pay Employee a monthly salary of Three Thousand ($3,000) during the term of this Agreement. The salary will be paid in accordance with Employer's existing payroll policies for comparable employees. Employee's compensation will be subject to prospective review by Employer in its sole discretion.

                  b. Fringe Benefits. Employee may receive bonuses during the term of employment as determined by Employer, in its sole discretion. Employee will be entitled to participate in all other fringe benefit programs applicable to comparable employees of Employer. Employer may amend, eliminate, or add to the existing fringe benefit programs in its sole discretion.

         4. Duties. Employee will be employed initially as President of Employer, and in such additional or other capacities and offices as may be assigned by Employer from time to time.

                  a. The President will have the general powers and duties of supervision and management usually vested in the office of the President of the Corporation. The President will not have authority execute any contracts on behalf of the Corporation without the express written consent of the board of directors.

         5. Indemnification. The Company will indemnify the Employee to the fullest extent permitted under the 2009 Florida Statutes, Chapter 607, titled, "Corporations" Indemnification of officers, directors, employees and agents", as amended.

         6. Vacation Benefits. Employee is entitled to vacation periods with full pay in accordance with established Employer policy. Vacation will be scheduled by mutual agreement; however, Employee will be allowed sufficient discretion in scheduling to assure the vacation benefit may be used. Any vacation which is not used within the calendar year during which it is earned will be forfeited.

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         7. Expenses. During the term of employment, Employee is entitled to reimbursement for reasonable business expenses incurred on behalf of Employer in accordance with the policies and procedures established by Employer from time to time. Compensation provided Employee under this Agreement takes into account Employee's personal obligation to incur and pay certain additional expenses required of Employee as an employee of Employer for which Employer is under no obligation to reimburse Employee.

         8. Employment at Will. This is an agreement for employment of indefinite duration. The employment relationship may be terminated at will by either party. Termination by either party must be made by written notice to the other party given at least 14 days in advance of the termination date. Upon termination, Employee will be paid accrued unpaid salary and accrued unused vacation prorated in accordance with Employer's general policies and procedures.

         9. Employer Business. All business revenues and fees produced or transacted through the efforts of Employee are the sole property of Employer. Employee will have no right to the business or to share in any revenues or fees resulting from the conduct of the business other than the compensation provided for in this Agreement.

         10. Confidential Information.

                  a. Disclosure Prohibited. Employee acknowledges that, in the course of this employment, Employee will become acquainted with confidential information belonging to Employer. Employee may not, at any time during the period of Employee's employment or thereafter, except as authorized in writing by Employer, directly or indirectly, use, disclose, reproduce, or in any other way publicly or privately disseminate any "Confidential Information" as defined.

                  b. Definition. "Confidential Information" means all information not generally known to the public, which relates to the business of Employer or any third parties doing business with Employer. By way of example, confidential information includes, but is not limited to, information relating to customers and customer lists, pricing, contracts, costs and other financial information, merchandising and marketing techniques, inventions, plans specifications, and products disclosed to or known by Employee in connection with his employment by Employer.

         11. Protection of Employer Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs, and other materials furnished to Employee by Employer, used on its behalf, or generated or obtained during the course of this employment remain the property of Employer. Employee is only a holder of this property for the sole use and benefit of Employer and will safely keep and preserve such property, except as consumed in the normal business operation of Employer. Upon termination of this employment, Employee will immediately deliver to Employer, or its authorized representative, all of Employer's property, including all copies, remaining in Employee's possession or control.

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         12. Remedies. The parties recognize that irreparable injury will result to Employer and its business and property if Employee breaches the covenant of confidentiality contained in Section 10 of this Agreement. It is agreed that if Employee breaches the covenant of confidentiality, Employer will be entitled to an injunction to restrain further breach of that covenant by Employee or any of Employee's partners, agents, employers and employees, or any persons acting for or with Employee, in addition to any other remedies Employer may have.

         13. Assignability. These contractual obligations of Employee are personal and neither the rights nor obligations under this Agreement may be assigned or transferred by Employee to any other person. This Agreement will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition, or business reorganization.

         14. Amendment. This Agreement contains the entire understanding of the parties. This Agreement may be changed only by a written document signed by Employee and Employer.

         15. Notices. All notices and other communications required or permitted to be given by this Agreement must be in writing and must be given and will be deemed received if and when either hand-delivered and a signed receipt is given, or mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to Employer to:

         Apollo Entertainment Group, Inc.
         1400 NW 65th Ave., Bay A.
         Plantation, FL 33313

With a copy to:

         Gregory M. Wilson, Esq.
         18610 E. 32nd Ave.
         Greenacres, WA 99016

and if to Employee to:

         Sigfried Klein
         19999 East Country Club Drive, Apt 603
         Aventura, FL 33180

Either party may change the address to which notice to it is to be addressed by notifying the other party of the change.

         16. Enforcement. This Agreement is to be construed in accordance with the laws of the State of Florida. Any action arising in connection with this Agreement must be brought in Palm Beach County, Florida. By this Agreement, the parties confer jurisdiction over the subject matter of and parties to this Agreement. The party who prevails in any such action will be entitled to an award of the reasonable costs and attorneys' fees incurred in the action.

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         IN WITNESS WHEREOF, the parties have executed this Agreement.

                                        "EMPLOYER"

                                        Apollo Entertainment, Group, Inc.,
                                        a Florida corporation


                                        By:
                                        Anthony J. Finn
                                        Its: Chief Executive Officer



                                        "EMPLOYEE"


                                        Sigfried M. Klein

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